Exhibit 10.7b

LIVE VENTURES INCORPORATED

AMENDMENT NO. 2

TO

CONVERTIBLE NOTE PURCHASE AGREEMENT

Up to $10,000,000 Principal Amount

Convertible Notes

Kingston Diversified Holdings LLC

13223 Black Mountain Road, Suite 298

San Diego, California 92129

This is Amendment No. 2 (this “Second Amendment”) to that certain Convertible Note Purchase Agreement, dated January 7, 2014, and amended as of October 29, 2014, by and between the undersigned, Live Ventures Incorporated, a Nevada corporation then known as LiveDeal, Inc. (the “Company”), and Kingston Diversified Holdings LLC (the “Purchaser”). Pursuant to such Agreement as so initially amended, the Company proposed to issue and sell to the Purchaser for cash up to $10,000,000 in principal amount of the Company’s Convertible Notes (collectively, the “Notes”). The Notes were to be issued pursuant to and subject to the terms and conditions of such Agreement, as so initially amended (the terms “Agreement” or “Purchase Agreement” as used therein or in any Exhibit or Schedule thereto shall mean such Agreement, as so initially amended, and the Exhibits and Schedules thereto, individually and collectively, as they may from time to time thereafter be modified or amended). As of the date hereof, the Company is not obligated under any Notes to the Purchaser.

1.                Explanatory Provisions. This Amendment is executed this 21st day of December, 2016, and memorializes (i) the October 2015 interim agreement of the parties to extend the Maturity Date by 12 months as a compromise between the parties in respect of certain of their respective rights and duties under the Agreement, (ii) the agreement between the parties, reached as of September 15, 2016 (the “Effective Date”), that resulted from the parties’ negotiations during the approximate two-month period that preceded their agreement, and (iii) the prospective exchange of all of the shares of Consideration Common Stock (as defined below) for the shares of Consideration Series B Stock (as defined below).

2.                Amendment. This Amendment (i) decreases the maximum principal amount of the Notes from $10,000,000 in principal amount to $2,000,000 in principal amount, (ii) eliminates any and all actual, contingent, or other obligations of the Company to issue to the Purchaser any shares of the Company’s capital stock, or to grant any rights, warrants, options, or other derivatives that are exercisable or convertible into shares of the Company’s capital stock (other than (a) the previously completed conversion by the Purchaser of that certain Note dated October , 2104, into shares of the Company’s common stock as of December 17, 2014, and (b) any conversion rights set forth in any Notes that may be sold by the Company to the Purchaser hereunder), and (iii) authorizes the issuance to the Purchaser of 279,441 shares of the Company’s common stock (collectively, the “Consideration Common Stock”), valued (as of the Effective Date) in the aggregate at $2,800,000. The Purchaser acknowledges that (x) from and after the Effective Date through and including December 31, 2021, it shall not sell, transfer, assign, hypothecate, pledge, margin, hedge, trade, or otherwise obtain or attempt to obtain any economic value from any of such shares or any shares into which they may be converted or for which they may be exchanged, (ii) the certificate(s) representing such shares (or any conversion or exchange shares) shall bear a standard “1933 Act” legend and a supplemental legend to reflect such long-term holding restrictions, and (iii) the company’s transfer agent will place stop transfer instructions on its books and records in respect of each such certificate for the duration of such long-term restriction period.

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3.                Exchange of Shares. The Company has advised the Purchaser that the Company expects that it will file a Certificate of Designation of a new series of Preferred Stock (Series B Preferred Stock) on or about December 27, 2016, and has provided to the Purchaser a draft of such Certificate. The Company and the Purchaser have agreed that, rather than certificating the 279,441 shares of the yet-to- be-certificated Consideration Common Stock, the Company will cause to be certificated and delivered to the Purchaser 55,888 shares of Series B Preferred Stock (the “Consideration Series B Stock”) in lieu thereof as soon as practicable following the Company’s filing of the Certificate of Designation with the Secretary of State for the State of Nevada.

4.                Incorporation of Definitions, etc. Except as otherwise specifically set forth or memorialized in this Amendment, all of the definitions, obligations, terms, and conditions set forth in the Agreement remain unaltered and in full force and effect.

5.                Incorporation Of All Miscellaneous Provisions. All of the Miscellaneous provisions of the Agreement are incorporated herein by reference as if set forth in full hereat.

6.                Preparation of Amendment/Independent Counsel. After Purchaser and the Company negotiated between themselves, this Amendment was prepared by Baker & Hostetler LLP, as special counsel to the Company. Baker & Hostetler LLP has not acted as legal or business counsel to any other party, including Purchaser. Purchaser acknowledges that it has had the opportunity to review this Agreement with its own legal and business counsel.

If you are in agreement with the foregoing, please sign in the space provided below.

COMPANY:

LIVE VENTURES INCORPORATED,

a Nevada corporation

By: /s/ Jon Isaac

Name: Jon Isaac

Its: Chief Executive Officer

The foregoing is hereby accepted and

agreed to by the Purchaser signing below:

PURCHASER:

KINGSTON DIVERSIFIED HOLDINGS LLC

By: /s/ Juan Yunis

Name: Juan Yunis

Its: Managing Member

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